FOR IMMEDIATE RELEASE	August 27, 2019

Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF MICHIGAN COMMUNITY

FREEHOLD, NJ, August 27, 2019........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of one community located in Michigan for a total purchase price of approximately $25.2 million. This community contains 386 developed homesites, of which approximately 88% are occupied. It is situated on approximately 85 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “The acquisition of this community completes the acquisition of a four-community portfolio containing approximately 1,500 homesites. The purchase price for the portfolio was approximately $55 million. We are very optimistic about this portfolio and look forward to increasing property level value through the implementation of our business plan.

Northtowne Meadows is a high-quality community located in Erie, Michigan which is just across the Ohio border. Demand at our recent acquisitions in this MSA has been strong and we anticipate this property to exhibit the same fundamental strength.

We continue to deploy the capital raised from our most recent preferred offering. The acquisition market remains challenging. The remainder of this capital will be deployed into rental homes, financing homes, capital improvements and expansions as well as any accretive acquisitions as they become available.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 122 manufactured home communities with approximately 23,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland and Michigan. In addition, the Company owns a portfolio of REIT securities.

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